Exhibit 8.4

February 5, 2021

Anworth Mortgage Asset Corporation

1299 Ocean Avenue, Second Floor

Santa Monica, California 90401

Ladies and Gentlemen:

We have acted as tax counsel to Anworth Mortgage Asset Corporation, a Maryland corporation (the “Company”), in connection with the preparation and execution of the Agreement and Plan of Merger, dated as of December 6, 2020 (the “Merger Agreement”), by and among the Company, Ready Capital Corporation, a Maryland corporation (“Parent”), and RC Merger Subsidiary, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”). This opinion letter will be filed as an exhibit to the registration statement on Form S-4 (File No. 333-251863) containing the joint prospectus/proxy statement of Parent and Company filed with the Securities and Exchange Commission on January 4, 2021, as amended and supplemented through the date hereof (the “Registration Statement”). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Merger Agreement.

Pursuant to the Merger Agreement, the Company will merge with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”). Pursuant to the Merger Agreement, immediately following the Merger, Parent shall contribute Merger Sub to Sutherland Partners, L.P., a Delaware limited partnership (the “Operating Partnership”), in exchange for partnership interests in the Operating Partnership (the “Drop-Down”). The Merger, Drop-Down and certain other matters contemplated by the Merger Agreement are described in the Registration Statement.

In connection with this opinion, we have examined and reviewed the Merger Agreement, the Registration Statement, the representation letters of the Company and Parent delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

In addition, we have assumed for purposes of this opinion, without any independent investigation or examination thereof, (i) that the Merger will be effective pursuant to the laws of the states of Maryland and Delaware as consummated in accordance with the provisions of the Merger Agreement and in the manner contemplated by the Registration Statement, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Merger Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all times through the effective time of the Merger (the “Effective Time”) of the statements, representations and warranties made by the Company, Parent and Merger Sub in the Merger Agreement and the Registration Statement; (iii) the continuing truth and accuracy at all times through the Effective Time of the Representation Letters provided and to be provided by the Company and Parent; and (iv) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of the Company, Parent and Merger Sub or similarly qualified (including any qualification on the basis of materiality) are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences—Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that the Merger will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code.

Except as set forth above, we express no other opinion. This opinion is being delivered in connection with the consummation of the proposed transactions. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

This opinion is furnished to you for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 8.4 to the Registration Statement. We also consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP

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